Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales for First Quarter 2009

Net Income Lower

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 5, 2009--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported an overall increase in sales of 3.6% to $804.9 million for its first fiscal quarter ended December 27, 2008. For the December 2008 quarter, net income totaled $11.1 million compared with net income of $12.7 million for the quarter ended December 2007.

Commenting on the results, Robert P. Ingle, chief executive officer, said, “We had a good holiday season for sales, but difficult economic conditions are having an effect on our operations.”

Financial Results

Comparable store sales increased $35.0 million, or 5.4%, excluding gasoline sales. Grocery segment sales increased in each product category except for gasoline. Both average weekly customer visits and the average purchase amount (excluding gasoline) increased over the comparative first quarters. Sales of gasoline increased in gallons but the average sales price per gallon was substantially lower during the current fiscal quarter compared with the same quarter of last fiscal year. Comparable store sales growth excluding gasoline was not as strong as the Company’s recent experience, reflecting the current economic recession and its effect on consumer spending.

Gross profit for the first quarter of fiscal 2009 increased 9.1% to $197.1 million, an increase of $16.4 million compared with the first quarter of fiscal 2008. Gross profit as a percentage of sales rose to 24.5% for the first quarter of fiscal 2009 compared with 23.3% for the first quarter of fiscal 2008. Excluding lower margin gasoline sales, grocery segment gross profit as a percentage of sales was level with last year at 26.5% in the first quarter of fiscal 2009 compared with 26.4% for the first quarter of fiscal 2008.

Total operating expenses were $167.9 million for the first quarter of fiscal 2009 compared with $150.3 million for the comparable fiscal 2008 quarter. The growth in operating expenses was due in part to eleven stores that were opened or remodeled during the past nine months that resulted in higher personnel costs, depreciation, and supporting costs such as distribution, energy and supply expenses. Increases in these line items accounted for approximately 85% of the growth in operating expenses for the comparative first quarters. As a percentage of sales, operating and administrative expenses were 20.9% and 19.4% for the three months ended December 27, 2008 and December 29, 2007, respectively.

Net rental and other income totaled $2.0 million for the first quarter of fiscal 2009 compared with $1.9 million for the 2008 first fiscal quarter, primarily due to the lower rental income partially offset by higher sales of scrap cardboard and packaging materials. Asset disposal transactions were insignificant for the comparative fiscal quarters.

Interest expense increased $1.5 million for the three-month period ended December 27, 2008, to $13.0 million. Total debt at December 27, 2008, was $753.4 million compared with $605.1 million at December 29, 2007. In general, new debt added over the past twelve months has been at interest rates lower than existing or repaid debt. The Company currently has lines of credit totaling $185.0 million. At December 27, 2008, a total of $24.2 million was outstanding, with $160.8 million available for future borrowing. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures and working capital requirements for the foreseeable future. Recent volatility in the credit and equity markets could affect the timing and type of financing the Company seeks in the future.

Net income for the December 2008 quarter totaled $11.1 million compared with net income of $12.7 million for the December 2007 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.47 and $0.45 per share, respectively, for the December 2008 quarter compared with $0.54 and $0.52 per share, respectively, for the December 2007 quarter.

Capital expenditures totaled $60.2 million for the first quarter of fiscal year 2009. During the first quarter, Ingles opened two new stores, one replacement store, and added five fuel centers. A significant portion of capital expenditures for the first fiscal quarter of 2009 were for the completion of store development projects begun in the previous fiscal year. The timing and extent of current year development projects will be influenced by Company financial performance, overall economic conditions and the availability of financing. For the remainder of fiscal year 2009, the Company intends to open nine new, replacement or remodeled stores and add approximately four new fuel stations at either new or existing stores. Most of these projects were started in the previous fiscal year.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2008 Form 10-K and Form 10-Q for the quarter ended December 27, 2008.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 199 supermarkets. In conjunction with its supermarket operations, the Company also operates 73 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	Dec. 27,	Dec. 29,
	2008	2007
Net sales	$804,865	$777,121
Gross profit	197,120	180,657
Operating and administrative expenses	167,856	150,286
Rental income, net	808	1,232
Loss from sale or disposal of assets	(114)	(72)
Income from operations	29,958	31,531
Other income, net	1,188	676
Interest expense	12,978	11,494
Income taxes	7,040	8,020
Net income	$11,128	$12,693

Basic earnings per common share – Class A	$0.47	$0.54
Diluted earnings per common share – Class A	$0.45	$0.52
Basic earnings per common share – Class B	$0.43	$0.49
Diluted earnings per common share – Class B	$0.43	$0.49

Additional selected information:
Depreciation and amortization expense	$19,004	$16,458
Rent expense	$3,652	$3,728

Condensed Consolidated Balance Sheets (Unaudited)

	Dec. 27,	Sept. 27,
	2008	2008
ASSETS
Cash and cash equivalents	$3,558	$4,179
Receivables-net	49,146	47,272
Inventories	267,486	258,677
Other current assets	12,967	24,635
Property and equipment-net	1,066,147	1,030,023
Other assets	10,197	10,218
TOTAL ASSETS	$1,409,501	$1,375,004

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$52,130	$36,156
Accounts payable, accrued expenses and current portion of other long-term liabilities	208,490	217,117
Deferred income taxes	50,449	50,523
Long-term debt	701,316	681,001
Other long-term liabilities	5,043	5,393
Total Liabilities	1,017,428	990,190
Stockholders' equity	392,073	384,814
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,409,501	$1,375,004

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, Chief Financial Officer, 828-669-2941 (Ext. 223)